Exhibit 5.1
[Letterhead of Dorsey & Whitney LLP]
Otter Tail Corporation
215 South Cascade Street, Box 496
Fergus Falls, MN 56538-0496

Re:	Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (File No. 333-155747)
Ladies and Gentlemen:
     We have acted as counsel to Otter Tail Corporation, a Minnesota corporation (the “Company”), the successor issuer to Otter Tail Corporation, a Minnesota corporation (the “Predecessor Registrant”), in connection with Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-155747) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission, with respect to the Company’s adoption of the Registration Statement as the successor issuer to the Predecessor Registrant pursuant to Rule 414 of the Securities Act of 1933, as amended (the “Securities Act”).
     The Registration Statement relates to the registration by the Company of up to 1,000,000 of the Company’s Common Shares, par value $5 per share (the “New Common Shares”), to be offered from time to time by the Company pursuant to its Automatic Dividend Reinvestment and Share Purchase Plan (the “Plan”), which New Common Shares were registered under the Securities Act by the Predecessor Registrant prior to the formation of the Company as a new public holding company.
     We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below.
     In rendering our opinions, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.
     Based on the foregoing, we are of the opinion that the New Common Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.
     Our opinions expressed above are limited to the laws of the State of Minnesota.

Otter Tail Corporation
July 1, 2009

     We hereby consent to your filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Validity of common shares” in the Prospectus comprising a part of the Registration Statement.
Dated: July 1, 2009
Very truly yours,
/s/ Dorsey & Whitney LLP
GLT/CFS